Exhibit 10.30

RETIREMENT AND CONSULTING AGREEMENT

THIS AGREEMENT is made as of October 1, 2012, by and between INTL FCStone Inc., a Delaware corporation, on behalf of itself and its affiliates (collectively the “Company”), and Paul G. Anderson (the “Executive”).

WHEREAS, Executive and the Company have mutually agreed to Executive's retirement from employment as of October 1st, 2012 (hereinafter the “Retirement Date”) on the terms set forth herein; and

WHEREAS, the Company desires to retain Executive as a consultant for a period of time to perform certain consulting service to the Company in conjunction with matters with which he has had experience with the Company, and Executive desires to provide such consulting services to the Company;

NOW, THEREFORE, the Company and Executive enter into the following Agreement:
1.    Executive's Retirement.
(a)    The Executive retired, and his employment with the Company terminated, effective as of the Retirement Date. Effective as of the Retirement Date, Executive shall be deemed to have resigned from the executive office of President of INTL FCStone Inc. and from all other positions that he held as an officer or employee of INTL FCStone Inc. or as director, officer or employee of any and all of its subsidiaries or affiliates.
(b)    From the Retirement Date through the end of the one year term Consulting Period (hereinafter the “Consulting Period”), Executive shall serve as a consultant to the Company on the terms set forth in this Agreement.
(c)    Following the Retirement Date, Executive may carry a business card that references his position of Vice-Chairman and Non-Executive Director, INTL FCStone Inc., for so long as that remains the case.
2.    Retirement from Service. In connection with Executive's retirement on the Retirement Date and, with respect to any of the following compensation and benefits to which Executive is not currently entitled or that are not required by law, subject to Executive signing and letting become effective a general release of claims in the form attached hereto as Exhibit A (the “Release”) within the period of time specified therein:

(a)    On the Retirement Date, the Company shall pay Executive his unpaid base salary through the Retirement Date plus any accrued and unused vacation pay and floating holidays. The Company shall reimburse Executive for his business expenses incurred prior to the Retirement Date in accordance with Company policies. In addition, the Company shall pay to Executive any bonus determined to be payable to him by the INTL FCStone Inc. Compensation Committee (“the Compensation Committee”) for the fiscal year ended September 30, 2012, at such time as any such bonus is normally paid.
(b)    On the Retirement Date, Executive's participation in any Company employee benefit plans or programs (including without limitation any matching contributions under the Company's 401(k) plan, life insurance premium programs and other medical programs and any car allowance or other personal benefits and perquisites) shall cease, except as otherwise expressly provided in this Agreement or in the applicable Company plan. For the avoidance of doubt, Executive shall not be eligible for severance benefits under any Company plan. Executive may elect, at his own expense, as other similarly situated retirees, to participate in the Company group health care benefit plan applicable to retirees, through Company's current health insurance carrier. In the event that the Company changes its health insurance carrier, it undertakes to use its best efforts to procure that any new health insurance carrier should provide health insurance coverage to the Company's retirees, at their own expense.
(c)    Any unvested restricted stock shall become fully vested on the Retirement Date. Executive currently holds 21,529 unvested restricted stock.
(d) Executive currently holds 171,752 options, all of which have vested. Such options shall expire on the third anniversary of the Retirement Date.
(e)    Executive agrees to cooperate with the Company in connection with any litigation, whether pending as of the Retirement Date or future litigation on matters of which Executive has relevant knowledge, as reasonably requested by the Company. Following the Consulting Period, the Company will reimburse Executive for reasonable expenses incurred by him in connection with providing such assistance, within 30 days of the submission of the appropriate documentation to the Company.
3.    Compensation During Consulting Period. Subject to Executive signing and letting become effective the Release within the period of time specified therein:
(a)    During the Consulting Period, the Company shall pay Executive an annualized amount of $200,000 per year, payable in monthly installments of $16,666 on the last business day of the month without any withholdings or deductions. Payments will not be considered “wages” and will not be eligible for benefit consideration or tax withholding and will be reported on a Form 1099 at the end of the year. All tax liability will be Employee's responsibility.

(b) In consideration for Executive's services as a consultant for the fiscal year ending September 30, 2013, Executive shall be entitle to receive an amount equal to such target bonus as may be determined by the Company's Compensation Committee, adjusted at the end of fiscal 2013 after taking account of such factors as may be prescribed by the Company's Compensation Committee. . Such bonus shall be subject to final approval by the Compensation Committee and may be paid up to three months after the expiration of the Consulting Period, payable all in cash and not restricted stock. If Executive terminates this Agreement pursuant to 4(d), such bonus amount as may have been awarded for the full 2013 fiscal year shall be pro-rated accordingly. If the Company terminates the Consulting Period pursuant to 4(d), the bonus shall be calculated as if the Consulting Period had ended on September 30, 2013.
(c)    Executive will continue to use his current office space in Kansas City, at the Company's expense, for consulting work to be done by Executive pursuant to this Agreement; and the Company shall provide Executive with secretarial support from an employee of the Company during the Consulting Period. The Company intends that such support shall be provided by Executive's current secretary for so long as she remains a Company's employee.
(d) During the Consulting Period, the Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred in connection with Executive's performance of the Consulting Services, upon presentation of written documentation thereof in accordance with Company expense reimbursement policies.
(e) During the Consulting Period, Executive shall continue to have access to the Company's airplanes, as appropriate and subject to the Company's policy in relation to use of the airplanes.

(f) Executive agrees to waive any fees or restricted stock award that would in the normal course be owing to him in his capacity as a non-executive director of INTL FCStone Inc. during the Consulting Period.
4.    Consulting Agreement.
(a)    From the Retirement Date through the earlier of (i) September 30, 2013, (ii) Executive's termination of the Consulting Period (iii) the Company's termination of the Consulting Period or (iv) Executive's death or Disability, Executive will provide consulting and advisory services (the “Consulting Services”) from time to time as may be reasonably requested by the Company's Chief Executive Officer (the “CEO”). Such services may consist of any matters of concern to the CEO, provided that the Company will take into consideration Executive's other business and personal commitments that may arise during the Consulting Period. Such matters are expected to include, without limitation,

•
Spending half the business days of each month working for the Company in a sales and promotion capacity, as requested by the CEO. This will not necessarily require Executive to be in the Company's offices when not traveling.

•	Representing the Company at events such as the Outlook conferences in Chicago, Las Vegas, London, Miami (et al) and promoting the Company to customers in attendance.

•	Visiting offices during the course of the year to promote the Company to customers, liaising with staff as to strategy and requirements, and reporting to the CEO as necessary.
•Hosting the Company's customer golf outings in August 2013.
•Working on special projects as designated by the CEO.

 Executive will perform the Consulting Services in a commercially reasonable manner.
(b)    The parties understand and agree that all of the Consulting Services will be performed by Executive as an independent contractor and not as an employee of the Company.  Executive will not have any authority to act as an agent or representative of the Company, and will not have any authority to bind the Company or any of its subsidiaries in any matter.  Executive's duties pursuant to this Section are purely those of a consultant, and the Company is free to accept or reject his advice, as it deems appropriate.  The Company is responsible for all actions it chooses to take based on Executive's advice, and the Company agrees to indemnify and hold Executive harmless for the results of those actions, including all losses and damages resulting from any legal or regulatory action. During the Consulting Period, Executive shall not be an employee of the Company and shall not be entitled to receive any perquisites or fringe benefits from the Company except as expressly provided otherwise in this Agreement.
(c)   During the Consulting Period, Executive agrees not to work for any client or competitor of the Company. Notwithstanding, Executive may engage in other consultancy work on a part-time, non-exclusive basis, with prior approval of the Company, which shall not be unreasonably withheld. For the avoidance of doubt, any breach of this clause (c) shall constitute a material breach of this Agreement.
(d)    Executive may terminate this Agreement at any time with thirty (30) days' notice to the Company. The Company may terminate the Consulting Period at any time with thirty days' notice to Executive, in which event the Company shall pay to Executive all amounts due under 3(a) by the thirtieth day following such notice.

5.    Covenants by Executive.
(a)    During the Consulting Period, Executive agrees to continue to be bound by the Company's Code of Ethics as currently in effect. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Company's Code of Ethics, the terms of this Agreement shall control.
(b) In consideration of eligibility for bonus under 3(b) above, Executive agrees not to compete with the Company during the term of the agreement and for a period of one year after termination of the agreement.

(c) During the Consulting Period, Executive agrees not to solicit any client of the Company for his own benefit; and, for a period of one year after termination of this Agreement, nor to solicit any person that was a client of the Company at any time during the twelve months prior to termination.

(d)    During the Consulting Period Executive agrees not to solicit the services of any employee of the Company for the benefit of any person other than the Company; and, for a period of one year after termination of the Agreement, not to solicit the services of any person that was an employee of the Company at any time during the six months prior to termination.
(e)    Executive agrees not to disclose any Confidential Information gained during or as a result of his employment by or service to the Company. “Confidential Information” means any information that is, or should reasonably be understood to be, confidential or proprietary to the Company, including, but not limited to all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to the Company's: past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, employee salary information, hiring practices, operations, marketing strategies and other technical, business and financial information. Confidential Information also includes the identity, capabilities and capacity of vendors and of former vendors or others that were considered but rejected. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) has entered the public domain without Executive's breach of any obligation owed to the Company or (ii) is rightfully received by Executive from a third party without confidentiality restrictions.
(f)    During the Consulting Period, Executive agrees to refrain from making any disparaging or negative statements or comments about the Company and its employees, officers, and directors, including, without limitation, the business, products, intellectual property, financial standing, or employment/compensation/benefit practices of the Company, and the Company agrees to refrain from making any disparaging or negative statements or comments about Executive; provided that the foregoing shall not be construed to prevent either party from testifying truthfully before any court, tribunal or other legal proceeding.
(g)    Executive agrees, upon one or more requests from the Company, and in any event upon termination of this Agreement, to deliver to it all documents and materials, of whatever nature, relating to the Company, its products and/or its services, including reports, files, memoranda, records, software, credit cards, door and file keys, computers, computer access codes, disks and instructional manuals and other physical or personal property which Executive received, prepared or helped prepare in connection with Executive's employment with the Company. Executive further agrees that he will not keep any copies or excerpts of any of the above items, other than personal items of continuing utility to Executive.

(h)    Notwithstanding any other provision of this Agreement, in the event of a breach or threatened breach by Executive of any provision of this Section, Executive and the Company agree that the Company shall be entitled to injunctive and declaratory relief from a court of competent jurisdiction to restrain Executive from committing such breach of this Agreement.

6.    Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and permitted assigns. This Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.
7.    Arbitration.  Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Kansas City, Missouri, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of or continuation of any violation of the restrictive covenants, and you hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within 20 days following the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys' fees in connection with an arbitration, and the costs of the arbitrator and the AAA's administrative fees shall be split evenly between the parties.
8.   Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, 708 Third Avenue, Suite 1500, New York, NY 10017 and, in the case of Executive, his principal residential address as shown in the records of the Company. Notices to the Company shall be addressed to the Chief Executive Officer, INTL FCStone Inc. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.
9. Section 409A. The payments to be made pursuant to this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), and the Department of Treasury Regulations thereunder (“Section 409A”), and the provisions of this Agreement shall be administered, interpreted and construed in accordance with and to implement such intent.
10.   Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri applicable to contracts to be performed therein.
11.   Miscellaneous.

(a)    Executive acknowledges that he has received, or had the opportunity to receive, independent legal advice from legal counsel of his choice prior to executing this Agreement and that he has not relied on any representations or statements made by the Company that are not specifically set forth in this Agreement.
(b)    This Agreement represents the entire understanding of the parties hereto with respect to the matters set forth herein and supersedes any prior understandings or agreements between the parties with respect thereto. The terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(c)    No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by Executive or, on behalf of the Company, by the Company's CEO.
(d)    Nothing in this Agreement shall be construed as prohibiting the Company from, pursuing any other, remedy or remedies not specified herein, including, without limitation, the recovery of damages.

IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed as of the date first set forth above.

INTL FCSTONE INC.

By:	/s/ Brian Sephton
Name:	Brian Sephton
Title:	Chief Legal and Governance Officer

EXECUTIVE
/s/ Paul G. Anderson
Paul G. Anderson

EXHIBIT A
Mutual Release of Claims
This Mutual Release of Claims (this “Release”) is entered into in connection with the Retirement and Consulting Agreement dated October 1, 2012 (the “Agreement”) between Paul G. Anderson (“Executive”) and INTL FCStone Inc. (the “Company”).
1.        Except for claims arising out of the promises contained in the Agreement, any and all Claims (as defined below), which Executive may have against INTL (as defined below) and which INTL may have against Executive arising out of Executive's employment with INTL or the termination of that employment, are fully and completely settled, and all liability or potential liability arising out of any such Claim is hereby released. “Claims,” as used in this Release, shall include but not be limited to those based upon or arising out of any alleged violation of Executive's civil rights, wrongful discharge, breach of contract, tort, common law, statutory and constitutional claims, or any state, local or federal statute (including, but not limited to, the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964, as amended; the Fair Labor Standards Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act; the Sarbanes-Oxley Act of 2002; the Family and Medical Leave Act, except as prohibited by law) and any other law prohibiting race, sex, sexual orientation, age, national origin, religion, disability, or discrimination or harassment. “INTL” as used in this Release, shall include, in addition to the Company, any predecessor, successor, parent, subsidiary or affiliate of INTL FCStone Inc. or any officer, director, employee, shareholder or affiliate of it, including any attorneys, advisors, or authorized agents thereof.
2.        Each party acknowledges that it is its intention to fully and finally resolve and release the other party for any and all Claims, known or unknown, which may exist against the other party and recognizes that it may later discover facts in addition to or different from those which it now knows or believes to be true. In furtherance of this intention, each of Executive and the Company agrees to waive and relinquish any and all rights and benefits afforded by law. Notwithstanding the foregoing, INTL does not release Executive from any unknown Claims relating to any intentional misconduct constituting fraud, misappropriation of trade secrets, embezzlement or other intentionally unlawful conduct.
3.        In addition to the release set forth above, Executive voluntarily and knowingly waives all rights or claims arising under the Federal Age Discrimination in Employment Act (the “ADEA”). This waiver is given only in exchange for consideration set forth in the Agreement that is in addition to anything of value to which Executive is entitled. This waiver does not waive rights or claims that may arise under the ADEA after the date of execution of this Release. Executive acknowledges that:
(a) this Release is written in a manner calculated to be understood by Executive,
(b) Executive has been hereby advised in writing to consult with an attorney before executing this Release,
(c) Executive is being given a period of 21 days within which to consider this Release, and
(d) to the extent Executive executes this Release before the expiration of the 21-day period, Executive does so knowingly and voluntarily.
Executive will have the right to cancel and revoke this Release during a period of 7 days following his execution of it. In order to cancel and revoke this Release, Executive must deliver to INTL, prior to the expiration of the 7-day period, a written notice of cancellation and revocation. Notwithstanding anything to the contrary in this Release, any rights to indemnification for third-party claims to which Executive is entitled in his capacity as an officer or director of INTL shall be unaffected by this Release.
4.        Executive understands and agrees that to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against INTL at any time in the future, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing this Release. Executive agrees not to file or pursue any such legal claims.

INTL FCSTONE INC.

By:	/s/ Brian Sephton
Name:	Brian Sephton
Title:	Chief Legal and Governance Officer

EXECUTIVE
/s/ Paul G. Anderson
Paul G. Anderson